Exhibit 6.1

AMENDED AND RESTATED

MARKETING AND SALES DEVELOPMENT AGREEMENT

Contract Date: May 24, 2023

Amendment Date: January 25, 2024

Parties:

“PW”	Planet Wealth, Inc., a Delaware corporation 300 NW B Street, Suite 1, Bentonville, AR 72712
“MDA”	148 Ventures LLC, a Delaware limited liability company 148 Church Street, East Aurora, NY 14052

Premises:

A.	PW owns and operates the Planet Wealthtm website, on which Users may obtain information, services and goods relating to capital formation and investment (the “PW Business”).

B.	PW wishes to engage MDA as its (a) Market Development Associate to assume responsibility for developing the market for the PW Business and (b) Affiliate Reseller to share responsibility with PW for distribution of goods and services related to the PW Business.

C.	The Parties executed a Marketing and Sales Development Agreement dated May 24, 2023 (the “Initial Agreement”) toward the purposes stated above. The Parties wish to amend and restate the Initial Agreement and execute this Amended and Restated Marketing and Sales Development Agreement (this “Agreement”) to reflect changes in the relationship between the Parties.

Agreement:

1.	Definitions. As used herein, the following terms will have the following meanings:

a.	“Affiliate Reseller Services” means the services provided by MDA as defined in Section 7 of this Agreement.

b.	“Affiliate Reseller Term” means the term of this Agreement during which the covenants in this Agreement applicable to Affiliate Reseller Services will remain in force and effect, as defined in Section 4 hereof.

c.	“Bundled Offering” means a combination of one or more PW Offerings and one or more MDA Offerings, offered for sale as a unit.

d.	“Market Development Services” means the services provided by MDA as defined in Section 2 of this Agreement.

e.	“Market Development Term” means the term of this Agreement during which the covenants in this Agreement applicable to Market Development Services will remain in force and effect, as defined in Section 4 hereof.

f.	“MDA Offerings” means goods and services related to the PW Business developed by or acquired by MDA, and includes subscription for memberships and/or other MDA Offerings.

g.	“MDA Services” means the Affiliate Reseller Services and the Market Development Services collectively.

h.	“Net Revenue” means gross revenue (measured on an accrual basis in accordance with generally accepted accounting principles) less sales commissions, discounts, refunds and the incremental cost of goods sold or services rendered,

i.	“Potential Termination Date” means each of the first three anniversaries of the Qualification Date (or the next business day thereafter, if the anniversary is not a business day).

j.	“PW Attributor” means the software system employed by PW as configured from time to time to identify and provide data correlating Sales Agents with Users for purposes of compensation.

k.	“PW Offerings” means goods and services related to the PW Business developed by or acquired by PW, and includes subscriptions for memberships and/or other PW Offerings.

l.	“Qualification Date” means the earliest date on which an Offering Circular filed by PW pursuant to SEC Regulation A is declared qualified by the SEC or a Registration Statement on Form S-1 filed by PW is declared effective by the SEC.

m.	“Turnkey” means an interface available to some or all Users on the PW Website that enables a User to generate a set of documents suitable for use by the User in making an offering of securities under a specific exemption from the registration requirement in Section 5 of the Securities Act of 1933.

n.	“User” means an individual or entity that has registered with PW to acquire goods and/or services available for use or purchase on the Planet Wealthtm website.

2.	Market Development Services. PW hereby appoints MDA to serve as Market Development Associate of PW. In that position, MDA will design and develop a product sales system and a marketing platform for the Bundled Offerings (the “Market Development Services”). Among the MDA Services, MDA will:

●	Design and develop an inclusive digital marketing and sales strategy, to include the direction by MDA of third-party production of sales funnels and clickfunnels for use in marketing Bundled Offerings;

●	For purposes of advertising efficiency, research and identify valuable Internet real estate where prospective users of the Bundled Offerings aggregate;

●	Test and implement the advertising strategy using Key Performance Indicators with a goal of producing profit to fund an expanding budget;

●	In concert with PW’s Chief Information Officer (the “CIO”), design the remarketing protocol, to include organizing and scripting the drip mail/text and banner remarketing (pixels), etc. that will capitalize on the data captured by PW;

●	Jointly with CIO, design the PW Attributor; and

●	In concert with the CIO, direct the development of three Turnkeys: the PW Business Opportunity/Reseller Turnkey, the Ad Budget Funding Turnkey and the Youth Capitalists Turnkey.

3.	Governing Policies. In performing the MDA Services, MDA will comply with the following principles:

a.	Marketing Accuracy. MDA shall not make any representation regarding the services or goods provided by PW or MDA that is not accurate in all material respects, and shall not promise or guarantee any specific result from use of PW or MDA goods and services.

b.	Solicitation Accuracy. MDA shall not promise or suggest the likelihood that a Sales Agent or Reseller engaged by PW or MDA will realize any specific financial result or range thereof from services as such.

c.	Regulations. MDA shall perform all services pursuant to this Agreement in compliance with all applicable laws, including the laws of the United States of America and the laws of any state within the United States with jurisdiction over MDA’s activities. Without limiting the obligation imposed by the previous sentence, MDA will be specifically responsible for insuring that its Services meet the requirements set forth by the U.S. Federal Trade Commission in its “Guides Concerning the Use of Endorsements and Testimonials in Advertising” (16 C.F.R. 225; commonly referred to as the Endorsement Guides).

4.	Term.

a.	Market Development Term. The Market Development Term shall commence on the Contract Date. The “Termination Date” of the Market Development Term shall be either of the first two Potential Termination Dates if PW gives MDA notice of termination no less than ninety days prior to the Potential Termination Date or shall be the third Potential Termination Date automatically. On the Termination Date of the Market Development Term, all rights and obligations under this Agreement pertaining to Market Development Services shall terminate, except that (a) right of remedy for any breach of this Agreement shall survive the Termination Date for the applicable limitations period, and (b) PW’s obligation to pay the Revenue Fee to MDA pursuant to Section 6(a) hereof shall continue for a “Tail Period” of two years from the Termination Date.

b.	Affiliate Reseller Term. The Affiliate Reseller Term shall commence on February 1, 2024. The “Termination Date” of the Affiliate Reseller Term shall be January 31, 2030. On the Termination Date of the Affiliate Reseller Term, all rights and obligations under this Agreement pertaining to Affiliate Reseller Services shall terminate, including the right of MDA to distribute PW Offerings and the right of PW to distribute MDA Offerings. PW’s right to display or broadcast media in which Todd Wier appears in person or vocally, whether web assets, clickfunnels or other media (collectively, “Wier Media”) shall terminate upon the Termination Date of the Affiliate Reseller Term.

c.	Either Party may terminate the Term of this Agreement (i.e. the Market Development Term and the Affiliate Reseller Term as a unity) if the other Party commits a material breach of this Agreement that is not cured within twenty days following the breaching Party’s receipt of notice of the breach. Any termination pursuant to this Section 4(c) shall have the effects of termination pursuant to Section 4(a) and Section 4(b).

5.	Budget Coverage.

a.	PW will assist MDA in funding the development and operations of MDA by payment of a monthly stipend in an amount that the Parties have determined to be a reasonable budget for adequate performance of the MDA Services (the “Stipend”). Commencing on the Contract Date and on the first business day of each succeeding month, PW shall pay MDA a Stipend of Twenty Thousand Dollars ($20,000). On September 1, 2023 and the first business day of each succeeding month, the Stipend will be Forty Thousand Dollars ($40,000). On February 1, 2024 and the first business day of each succeeding month within the Market Development Term, the Stipend will be Fifty-Two Thousand Dollars ($52,000). On the first business day following the Termination Date of the Market Development Agreement and until and including January 4, 2027, the Stipend will be Twenty Thousand Dollars ($20,000). If either PW or MDA determine that an increase in the Stipend would enable expansion of the MDA Services to benefit PW, the Parties will negotiate in good faith an increase in the Stipend amount. The Stipend is intended to prepay MDA’s expenses incurred in connection with the performance of the MDA Services. Such expenses will include staffing of MDA, rent and other out-of-pocket expenses related to performance of the MDA Services. The Stipend is not intended to prepay the cost of professional services of designers and marketing professionals, printing services, fees for online services used by PW, cost of media and advertisement used by PW or the cost of video production (if any) by PW or legal fees, all of which will be paid directly by PW.

b.	If PW fails on two occasions prior to the first Potential Termination Date to pay the Stipend when due, then all amounts of the Stipend otherwise payable until the next Potential Termination Date will become immediately due and payable.

6.	Compensation for Market Development.

a.	Revenue Fee. On the tenth day (or first business day thereafter) of each calendar month during the Market Development Term and during the two-year Tail Period, PW shall pay to MDA a cash fee (the “Revenue Fee”). The Revenue Fee shall equal ten percent (10%) of PW’s Net Revenue recorded during the preceding month.

b.	Options. PW hereby grants to MDA an option to purchase up to four hundred seventy thousand (470,000) shares of PW common stock for a price of Eighteen Cents ($0.18) per share, in the form annexed hereto as Appendix A. On each of the first two Potential Termination Dates, if PW has not terminated the Agreement effective on that Potential Termination Date, PW will grant to MDA an additional option to purchase up to four hundred seventy thousand (470,000) shares of PW common stock for a price of Eighteen Cents ($0.18) per share, in the form annexed hereto as Appendix A. Options granted pursuant to this Section 6(b) on the date of this Agreement shall vest as follows: for 39,166 shares on the last day of each month from February 2024 through December 2024, and for 39,174 on the last day of January 2025, except the Option shall not vest fs PW has terminated Market Development Services pursuant to Section 4 hereof or if MDA has terminated Market Development Services pursuant to this Agreement except as authorized by Section 4 hereof. Options granted on a Potential Termination Date shall vest immediate upon grant.

7.	Affiliate Reseller Relationship and Affiliate Reseller Services.

a.	Title to Offerings. PW acknowledges that MDA is the owner of the MDA Offerings. MDA acknowledges that PW is the owner of the PW Offerings. Each Party (the “Grantor”) hereby grants to the other Party (the “Grantee”) a perpetual non-transferable license to utilize in connection with the PW Business any intellectual property developed by the Grantor for use in connection with the PW Business; except that the license from MDA to PW with respect to Wier Media shall terminate on the Termination Date of the Affiliate Reseller Term.

b.	Affiliate Reseller Relationship. PW and MDA, throughout the Term of this Agreement, shall be Affiliate Resellers with respect to each other. Each shall use its best efforts to sell the Bundled Offerings, and neither shall offer or sell PW Offerings or MDA Offerings except as Bundled Offerings.. Among those best efforts will be the development and distribution of Bundled Offerings with a view toward maximizing the mutual benefit arising from the Parties’ marketing efforts. The Parties shall meet on a reasonable schedule and as needed to review their relationship with a view towards growth of mutual participation in the PW Business.

c.	Resellers and Agents. Either Party may appoint responsible individuals and entities to serve as resellers or sales agents on behalf of the appointing Party. The appointing Party shall be responsible for conduct of its resellers and sales agents, including requiring compliance with the Governing Policies set forth in Section 3 of this Agreement. MDA shall provide PW the identity of each reseller or sales agent authorized by MDA as well as standard contact information for the reseller or sales agent. Upon receipt of the identifying information for a reseller or sales agent, PW shall issue to the reseller or sales agent (on a non-transferable basis) a private-branded Turnkey. Upon receipt of a request by MDA that PW issue to an MDA reseller or sales agent equity securities issued by PW, such request to be accompanied by sufficient evidence of the reseller or sales agent’s likely contribution to PW’s revenues, the PW Board of Directors will make a good faith determination as to whether a grant of equity securities to the reseller or sales agent would be in PW’s best interest.

d.	Affiliate Reseller Services. MDA hereby undertakes to use its best efforts to increase the scope of product and service offerings related to the PW Business and develop a customer base loyal to the PW Business (the “Affiliate Reseller Services”). Among the Affiliate Reseller Services, MDA will:

●	Develop sales training programs and other products for sale by PW in Bundled Offerings, which will be made available on the Planet Wealthtm website for purchase by Users;

●	Procure directly or in concert with PW, by purchase, license, joint venture or otherwise, products and services complementary to the PW products and services; and

●	Cooperate with PW in the formulation of Bundled Offerings; and

●	Consult with PW management regarding enhancement of the PW Website and expansion of the Bundled Offerings.

e.	Exclusivity. During the Affiliate Reseller Term, PW shall offer for sale or license no product or service competitive with an MDA Offering, except with the written consent of MDA. During the Affiliate Reseller Term, MDA shall not offer for sale or license no product or service competitive with a PW Offering, except with the written consent of PW.

8.	Affiliate Reseller Revenue Share.

a.	Revenue Share Procedure. On the tenth day (or first business day thereafter) of each calendar month during the Affiliate Reseller Term and the first month thereafter, PW shall deliver to MDA a statement of the Net Revenue realized by PW during the preceding month and the Revenue Share payable by PW to MDA with respect to that Net Revenue. On the tenth day (or first business day thereafter) of each calendar month during the Affiliate Reseller Term and the first month thereafter, MDA shall deliver to PW a statement of the Net Revenue realized by MDA during the preceding month and the Revenue Share payable by MDA to PW with respect to that Net Revenue. On the fifteenth day (or first business day thereafter) of each calendar month during the Affiliate Reseller Term and first month thereafter, the appropriate Party shall pay to the other Party the net amount of Revenue Share reported in the aforesaid statements.

b.	MDA Revenue Share. During the Affiliate Reseller Term, MDA shall be entitled to receive from PW a Revenue Share equal to (i) 20% of Net Revenue realized by PW from sale of Bundled Offerings plus (ii) 20% of Net Revenue realized by PW from sale of custom funnels and/or marketing services provided by MDA.

c.	PW Revenue Share. During the Affiliate Reseller Term, PW shall be entitled to receive from MDA a Revenue Share equal to 20% of Net Revenue realized by MDA from sale of Bundled Offerings.

9.	Audit Right. Either Party, upon not less than fourteen days’ prior written notice, shall have the right to audit such books and records of the other Party as needed to determine the accuracy of the calculation of the Revenue Share pursuant to Section 8 hereof. Such audit may not be conducted by a Party more than once in any six month period, except that if a Default (as defined below) is revealed by an audit or otherwise, then an audit may be conducted once in each three month period until three consecutive audits are conducted without discovery of a Default. The audit shall be conducted during normal business hours by a certified public accounting firm selected by the auditing Party at its cost and reasonably acceptable to the audited Party, provided that such accounting firm enters into a reasonable confidentiality agreement prior to commencing its initial audit hereunder. The audited Party shall provide such accounting firm with access to all pertinent books and records and shall reasonably cooperate with such accounting firm’s efforts to conduct such audits. The accounting firm shall be directed to deliver its opinion to both Parties, and the opinion shall be binding upon both parties. A “Default” by an audited Party shall be deemed to have occurred if there has been an underpayment of the aggregate amount due for the period being audited (the “Audit Period”) of more than fifteen hundred dollars ($1,500) multiplied by the number of months in the Audit Period. In the event of a Default, the audited Party shall reimburse the auditing Party for the out-of-pocket costs (including accountants’ fees) incurred by the auditing Party in connection with such audit.

10.	Right of Participation. If, during the Term of this Agreement, a subsidiary of PW proposes to issue equity or debt securities in exchange for cash, PW will so notify MDA and will afford to MDA the opportunity to purchase all or a portion of the offered securities at the price and on the terms of the proposed offering. The PW subsidiary will hold the offer open for no less than five business days, during which MDA must designate the number or dollar amount of securities, if any, it chooses to purchase. Payment for such securities will be due according to the schedule applicable to the offering.

11.	Arbitration of Disputes. Any controversy, dispute, or claim between the Parties arising out of, in connection with, or in relation to the formation, negotiation, interpretation, performance or breach of this Agreement shall be submitted to JAMS, Inc. (hereafter, the “Arbitration Service”) and shall be settled exclusively by arbitration, before a single-member arbitration panel located in Erie County, New York. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each Party, and, when acting within such capacity, any officer, director, member, employee or agent of each Party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. Arbitration shall be the exclusive remedy for determining any such dispute, whether in tort, contract or otherwise, regardless of its nature. Arbitration shall be governed by the Comprehensive Arbitration Rules and Procedures (or similar commercial arbitration rules) of the Arbitration Service.

12.	Assignment. MDA may assign its rights and responsibilities under this Agreement to any entity in which all of the equity is owned by Todd Wier or members of his immediate family or trusts for the benefit of members of the Wier family. Except as set forth in the preceding sentence, neither this Agreement nor any right or responsibility under this Agreement may be assigned by a Party hereto without the written consent of the other Party.

13.	Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be the mailing addresses set forth on the first page of this Agreement or such email address of the Party as has been provided to other Party for this purpose, or at such other mailing address and/or email address as the recipient Party has specified by written notice given to the other Party at least three (3) business days prior to the effectiveness of such change.

14.	Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement on the Amendment Date recited above.

PLANET WEALTH, INC.		148 VENTURES LLC

By:	/s/ Lance Woodson	By:	/s/ Todd Wier
	Lance Woodson, CEO		Todd Wier, Manager

APPENDIX A

COMMON STOCK PURCHASE OPTION

PLANET WEALTH, INC.

Option Holder: 148 Ventures, LLC	Grant Date: February 1, 2024

Option Shares: 470,000	Exercise Price: $0.18 (subject to adjustment)

Vesting: Per Section 1(b) below

THIS COMMON STOCK PURCHASE OPTION (the “Option”) certifies that, for value received, the Option Holder specified above (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time during the Exercise Period specified in Section 1(a) below, to subscribe for and purchase from Planet Wealth, Inc., a Delaware corporation (the “Company”), up to the number of vested Option Shares of Common Stock specified above.

This Option has been issued pursuant to the Amended and Restated Marketing and Sales Development Agreement dated January 1, 2024 between the Option Holder and the Company (the “MSDA”).

Section 1. Exercise.

a) Exercise Period. This Option will be exercisable, to the extent vested, during the period (the “Exercise Period”) commencing on the Grant Date and ending on the third anniversary of the Grant Date.

b) Vesting. The Option shall vest in accordance with the schedule set forth in Section 6(b) of the MSDA.

c) Exercise of Option. Exercise of the purchase rights represented by this Option may be made, in whole or in part, at any time or times during the Exercise Period by delivery to the Company at its executive offices of a duly executed copy of the Notice of Exercise Form annexed hereto; and, if the Holder opts to make cash payment, within 3 business days of the date said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check or otherwise by agreement with the Company. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Option to the Company until the Holder has purchased all of the Option Shares potentially available hereunder and the Option has been exercised in full, in which case, the Holder shall surrender this Option to the Company for cancellation within 3 business days of the date the final Notice of Exercise is delivered to the Company.

d) Restriction on Exercise. The Company shall not honor any exercise of the Option and the Holder shall not have the right to exercise the Option to the extent that after giving effect to such exercise, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.9% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it and/or its affiliates may hold at the time of an exercise hereof, unless the exercise at issue would result in the issuance of shares of Common Stock in excess of 4.9% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular exercise hereof. If the Holder has delivered a Notice of Exercise that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the exercise for the maximum number of shares permitted to be purchased through such exercise in accordance with this paragraph. The provisions of this Section 1(c) may be waived by a Holder upon not less than 65 days prior notice to the Company.

e) Exercise Price. The exercise price per share of the Common Stock under this Option shall be the Exercise Price specified above, subject to adjustment hereunder (the “Exercise Price”).

f)   Cashless Exercise. If there is a Market Value (as defined below) for the Common Stock, then in lieu of cash payment, the Option may be exercised at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Option Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	=	the Market Value on the day immediately preceding delivery of the Notice of Exercise;

(B)	=	Exercise Price of this Option; and

(X)	=	the number of Option Shares issuable upon exercise of this Option in accordance with the terms of this Option by means of a cash exercise rather than a cashless exercise.

The “Market Value” for this purpose shall be, in the order of priority:

i.	If there is quoted on any securities market a bid price for the common stock, the Market Value will be the average of the closing bid prices for the five trading days preceding the delivery of the Notice of Exercise.

ii.	If there is no bid price quoted, the Market Value shall be the cash-equivalent price per share in the most recent arms-length sale of stock for cash or assets by the Company, provided (A) such sale closed no more than 12 months prior to the delivery of the Notice of Exercise or (B) such sale is contemplated by a contract binding upon the Company at the time of delivery of the Notice of Exercise.

iii.	If neither of the aforesaid criteria determines a Market Value, then the Exercise Price must be paid in cash.

g) Mechanics of Exercise.

i. Delivery of Certificates Upon Exercise. Certificates (or security tokens, if appropriate) for shares purchased hereunder shall be transmitted by the Issuer to the Holder by physical delivery to the address specified by the Holder in the Notice of Exercise within 5 business days from the delivery to the Company of the Notice of Exercise Form, surrender of this Option (if required) and payment of the aggregate Exercise Price as set forth above (the “Option Share Delivery Date”). This Option shall be deemed to have been exercised on the date the Exercise Price or notice of cashless exercise is received by the Company. The Option Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Option has been exercised by payment to the Company of the Exercise Price (or by cashless exercise).

ii. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Option. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

iii. Charges, Taxes and Expenses. Issuance of certificates for Option Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder.

Section 2. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Option is outstanding: (i) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Option), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Option shall be proportionately adjusted such that the aggregate Exercise Price of this Option shall remain unchanged.

b) Fundamental Transaction. If, at any time while this Option is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Option, the Holder shall have the right to receive, for each Option Share that would have been issuable in the absence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such merger, consolidation or disposition of assets by a holder of a share of Common Stock immediately prior to such event. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new option consistent with the foregoing provisions.

c) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 2, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or options to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be emailed to the Holder at its last email address as it shall appear upon the records of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or options, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or options are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to email such notice or any defect therein or in the emailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 3. Miscellaneous.

a) No Rights as Stockholder Until Exercise. This Option does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof.

b) Restrictions. The Holder acknowledges that the Option Shares acquired upon the exercise of this Option, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

c) Person Defined. As used herein, the term “Person” means a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity.

IN WITNESS WHEREOF, the Company has caused this Option to be executed by its officer thereunto duly authorized as of the date first above indicated.

PLANET WEALTH, INC.

By:
	Name:	Lance Woodson
	Title:	Chief Executive Officer

NOTICE OF EXERCISE

To: PLANET WEALTH, INC.

(1)   The undersigned hereby elects to purchase ____________ Option Shares of the Company pursuant to the terms of the attached Option, and tenders herewith payment of the exercise price in full.

(2)   Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ the cancellation of such number of Option Shares as is necessary, in accordance with the formula set forth in subsection 1(e), to exercise this Option with respect to the maximum number of Option Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(e).

Market Value Per Share: ________________________

Holder determines the Market Value on the basis of the following evidence:

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

(3)   Please issue a certificate or certificates representing said Option Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Option Shares shall be delivered by physical delivery of a certificate to:

_______________________________

_______________________________

_______________________________

SIGNATURE OF HOLDER: ___________________________________________________________

Name of Holder: _____________________________________________________________________

Date: ______________________________________________________________________________